Exhibit 99.1

MAM Software Group Reports Quarterly Financial Results

Barnsley, England, November 6, 2012 /PRNewswire-FirstCall/ -- MAM Software Group, Inc. (OTC Bulletin Board: MAMS), a leading provider of business automation and ecommerce solutions for the automotive aftermarket, announced the following financial results for its quarter ended September 30, 2012:

	For The Quarter Ended
(In thousands, except share and per share data)	September 30,
	2012	2011
Revenues	$6,483	$6,162
Gross profit	$3,773	$3,477
Operating income	$914	$874
Income before provision for income tax	$753	$971
Net income	$624	$731
Earnings per share attributed to common stockholders - basic	$0.05	$0.05
Earnings per share attributed to common stockholders - diluted	$0.05	$0.05
Weighted average shares outstanding - basic	12,968,665	14,213,380
Weighted average shares outstanding - diluted	13,116,886	14,480,289

First Quarter Highlights:

•	Continued investment in research and development. Autowork Online, our UK ‘Cloud’ based service dealer product has been ‘localized’ for North America and is ready for pilot.

•	A 6.3% annual growth in recurring revenues to $4,634,000 or 72% of total revenue.

•	A cash position, net of interest bearing debt, of $1,751,000, after the repurchase of $759,000 worth of common stock and $475,000 worth of warrants.

•	Continued quarterly growth of Autowork Online (SAAS) subscribers to 2,707 and quarter-over-quarter revenue increase of $26,000, or 8%, to $332,000 for the three months ended September 30, 2012 vs. the three months ended June 30, 2012.

•	System backlog of $1,097,000.

•	Repurchase of 336,483 shares of common stock for approximately $759,000 during the quarter.

First Quarter Financial Review:

Revenues were $6,483,000 for the three months ended September 30, 2012, compared with $6,162,000 for the three months ended September 30, 2011, an increase of $321,000 or 5.2%. Operating income increased $40,000 or 4.6% to $914,000 for the quarter ended September 30, 2012, as compared to income of $874,000 for September 30, 2011. Net income after taxes decreased $107,000 or 14.6% to $624,000 for the quarter ended September 30, 2012 vs. income of $731,000 for the quarter ended September 30, 2011 primarily from $206,000 of derivative liability expenses vs. derivative income of $150,000 in the prior year. The derivative liability expense is the result of an increase in the value of outstanding common stock purchase warrants as they do not meet the requirements to be treated as equity instruments. Basic and Diluted earnings per share were $0.05 versus $0.05 per share for the same year ago period.

The Company reported revenue of $1,930,000 and $4,553,000 from its US and UK operations, respectively, for the three months ended September 30, 2012, compared to $1,520,000 and $4,642,000, respectively, during the same period in 2011. U.S. revenue increased $410,000 to $1,930,000 in 2012 from $1,520,000 in 2011 because of increased sales of software and professional services, and increased recurring revenue. The stronger U.S. dollar resulted in a decrease in UK dollar-denominated revenue of $89,000, or 1%, to $4,553,000 during the three months ended September 30, 2012 from $4,642,000 during the three months ended September 30, 2011. UK software and professional services revenue decreased $311,000 and was partially offset by a $223,000 increase in recurring revenue.

Gross margins for the quarter ended September 30, 2012 were 58.2% vs. 56.4% for the quarter ended September 30, 2011.

Business Update:

Commenting on the first quarter of Fiscal 2013, MAM Software Group's CEO, Michael Jamieson, said, “Our Company continues to execute in furtherance of our strategic goals.” We believe that the introduction of Autowork Online and Autopart Online into the larger North American market will lead to a positive impact on our recurring revenues. In addition, our Company experienced an increase in both revenues and profit margins that resulted in an increase in operating income of $40,000 to $914,000. Our Company's U.S. based recurring revenues increased to $1,183,000 from $1,130,000, an increase of $53,000 or 5%, for the quarter ended September 30, 2012 vs. 2011. Our Company's UK based recurring revenues increased to $3,451,000 from $3,228,000, an increase of $223,000 or 7%, for the quarter ended September 30, 2012 vs. 2011 respectively.” Mr. Jamieson also added, “We continued our strategic development, building on the results achieved in Fiscal 2012. We were particularly pleased with the progress that we made with our 'cloud' based application, Autowork Online, in the UK. Subscribers to Autowork Online have increased each month of this quarter and now total 2,707. Revenues from Autowork Online increased to $332,000 or £210,049 from $307,000 or £194,000, an increase of $26,000 or 8% for the quarter ended September 30, 2012 vs. 2011. This product has been localized for the North American market and is being introduced and demonstrated to potential partners. We have introduced Autopart Online, which is a “rental” or SAAS (Software as a Service) version of Autopart. Autopart Online does not require the customer to purchase hardware and software licenses upfront, they can simply “rent” the infrastructure and purchase the professional services required to implement the system. We believe that by removing the capital investment associated with Autopart will lead to an increased interest in our Autopart Online solution. Furthermore, the first quarter produced an Adjusted EBITDA of $1,316,000 versus $1,219,000 for the quarter ending September 30, 2011.”

About MAM Software Group, Inc.

MAM Software Group, Inc. (OTC Bulletin Board: MAMS) is a supplier of business and ERP supply chain management solutions to automotive parts manufacturers, distributors and retailers. MAM Software Group provides the automotive aftermarket with a combination of business management systems, information products, and online services that together deliver benefits for all parties involved in the timely repair of a vehicle. For further information, please visit http://www.mamsoftwaregroup.com.

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2012	June 30, 2012
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$2,691	$3,628
Accounts receivable, net of allowance of $128 and $108	3,624	3,507
Inventories	284	358
Prepaid expenses and other current assets	1,004	957
Total Current Assets	7,603	8,450

Property and Equipment, Net	660	664

Other Assets
Goodwill	9,395	9,158
Amortizable intangible assets, net	1,199	1,361
Software development costs, net	1,048	1,106
Other long-term assets	41	45
TOTAL ASSETS	$19,946	$20,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,128	$1,327
Accrued expenses and other	1,465	2,011
Payroll and other taxes	784	580
Derivative liabilities	100	442
Current portion of long-term debt	873	759
Current portion of deferred revenue	370	381
Sales tax payable	723	709
Income tax payable	493	567
Total Current Liabilities	5,936	6,776
Long-Term Liabilities
Deferred revenue, net of current portion	91	130
Deferred income taxes	115	169
Long-term debt, net of current portion	67	283
Other	274	285
Total Liabilities	6,483	7,643
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 14,414,138 shares issued and 14,026,789 shares outstanding at September 30, 2012 and 15,492,730 shares issued and 14,296,105 shares issued and outstanding at June 30, 2012	1	2
Additional paid-in capital	31,374	33,453
Accumulated other comprehensive loss	(635)	(930)
Accumulated deficit	(16,403)	(17,027)
Treasury stock at cost, 387,349 shares and 1,196,625 shares at September 30, 2012 and June 30, 2012, respectively	(874)	(2,357)
Total Stockholders' Equity	13,463	13,141
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,946	$20,784

The Accompanying Notes Are an Integral Part of these Condensed Consolidated Financial Statements

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	For the Three Months Ended September 30, 2012	For the Three Months Ended September 30, 2011
Revenues	$6,483	$6,162
Cost of revenues	2,710	2,685
Gross Profit	3,773	3,477

Operating Expenses
Research and development	861	804
Sales and marketing	812	599
General and administrative	896	899
Depreciation and amortization	290	301
Total Operating Expenses	2,859	2,603

Operating Income	914	874

Other (Expense) Income
Interest expense	(41)	(53)
Change in fair value of derivative liabilities	(206)	150
Gain on settlement of derivative liabilities	73	-
Gain on settlement of liability	13	-
Total other (expense) income, net	(161)	97

Income before provision for income taxes	753	971
Provision for income taxes	129	240

Net income	624	731

Foreign currency translation gain (loss)	295	(261)
Total comprehensive income	$919	$470

Earnings per share attributed to common stockholders:
Basic	$0.05	$0.05
Diluted	$0.05	$0.05
Weighted average shares outstanding:
Basic	12,968,665	14,213,380
Diluted	13,116,886	14,480,289

The Accompanying Notes Are an Integral Part of these Condensed Consolidated Financial Statements

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (unaudited, includes non-cash compensation and
change in fair value of derivative liabilities.)	For the Quarter Ended
	September 30,
(in thousands)	2012	2011

Net Income	$624	$731
Interest Expense	41	53
Taxes	129	240
Depreciation and amortization	290	301
Non-cash equity compensation	112	44
Gain on settlement of derivative liabilities	(73)	-
Gain on settlement of liability	(13)	-
Change in fair value of derivative liabilities	206	(150)
Adjusted EBITDA	$1,316	$1,219

This press release contains forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the company's business including, increased competition; the ability of the company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Charles F. Trapp, Executive Vice President and Chief Financial Officer 610-336-9045 ext. 240

Maple Park, Maple Court

Tankersley, S75 3DP UK

Tel : +44 (0) 1244 311794